SHARE EXCHANGE AGREEMENT

    Agreement dated as of this 24th day of May, 2007 between Luvoo Int., Inc., a Nevada corporation (LUVT/Buyer) on behalf of its shareholders, and Wag
My Tail, Inc., a Nevada corporation (WMT/Seller) on behalf of its shareholders.

    The parties wish to provide for WMTS sale of all of its Common Shares (the Shares) to LUVT and LUVTS purchase of the Shares from WMT under the terms and conditions of this Agreement.

The parties agree as follows:

1.	The Transaction.

1.1	Basic Transaction. LUVT will acquire 7,902,400 shares of WMTS common stock which would represent one hundred percent (100%) of the outstanding capital stock or ownership interest of WMT in exchange for the 7,902,400 newly issued shares of LUVTS common stock.

2.	The Closing.

2.1	Place and Time. The closing (the Closing) shall take place in
Tujunga California, no later than the close of business (PST) on May 29th, 2007, or at such other place, date and time as the parties may agree in writing.

2.2	Deliveries by WMT. At the Closing, WMT shall deliver the following to
LUVT:

(a)	Certificates representing the Shares, duly endorsed for transfer to
LUVT and accompanied by any applicable stock transfer tax stamps;
WMT shall cause LUVT to change those certificates for, and to deliver a certificate representing the Shares registered in the name of LUVT.
(b)	The documents contemplated by Section 3.
(c) All other documents, instruments and writings required by this Agreement to be delivered by WMT at the Closing and any other documents or records relating to WMT'S business reasonably requested by LUVT in connection with this Agreement.

2.3	Deliveries by LUVT. At the Closing, LUVT shall deliver the following to WMT:

(a)	Certificates representing the 7,902,400 newly issued shares of LUVT common stock registered in the names of WMTS shareholders.
 (b)	All other documents, instruments and writings required by this
Agreement to be delivered by LUVT at the Closing.

3.	Conditions to LUVT'S Obligations.  The obligations of LUVT to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by LUVT:

3.1	Representations, Warranties and Agreements.

(a)	The representations and warranties of WMT set forth in this Agreement shall be true and complete in all material respects as of the Closing
Date as though made at such time, and
(b) WMT shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing.

4.	Conditions to WMT 's Obligations.  The obligations of WMT to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by WMT:

4.1	Representations, Warranties and Agreements.

(a)	The representations and warranties of LUVT set forth in this
Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time, and
(b) LUVT shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it prior to or at the Closing.

4.2	Resignations of Directors. All Directors of WMT and its Subsidiaries
whose resignations shall have been requested by LUVT before the Closing
Date shall have submitted their resignations or been removed effective as of the Closing Date.

5.	Representations and Warranties of WMT. WMT represents and warrants to
LUVT that, to the knowledge of WMT (which limitation shall not apply to Section 5.3).

5.1	Organization of WMT; Authorization. WMT is a corporation duly organized, validly existing and in good standing under the laws of California with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of WMT and this Agreement constitutes a valid and binding obligation of WMT, enforceable against it in accordance with its terms.

5.2	Conflict as to WMT. To the best of WMTS knowledge, neither the execution and delivery of this Agreement, nor the performance of LUVT'S obligations hereunder will;

(a) Violate any provision of the certificate of incorporation or by-laws of WMT; or
(b) Violate any statute or law or any judgment, decree, order, regulation   or
rule of any court or other Governmental Body applicable to WMT.

5.3 Ownership of Shares. The delivery of certificates to LUVT and the full payment to WMT will result in LUVT'S immediate acquisition of record and beneficial ownership of the Shares, free and clear of all Encumbrances. There are no outstanding options, rights, conversion rights, agreements or commitments of any kind relating to the issuance, sale or transfer of any Equity Securities or other securities of WMT.

5.4	Title to Properties. Either WMT, or one of its Subsidiaries owns all the material properties and assets that they purport to own (real, personal and mixed, tangible and intangible), including, without limitation, all the material properties and assets and all the material properties and assets purchased or otherwise acquired by WMT or any of its Subsidiaries.

5.5	Buildings, Plants and Equipment. The buildings, plants, structures and material items of equipment and other personal property owned or leased by WMT, or its Subsidiaries are, in all respects material to the business or financial condition of WMT and its Subsidiaries, taken as a whole, in good operating condition and repair (ordinary wear and tear excepted) and are adequate in all such respects for the purposes for which they are being used.

5.6	Absence of Certain Changes. Since the date of the Balance Sheet, neither
WMT nor any of its Subsidiaries has:

(a)	Suffered the damage or destruction of any of its properties or assets
(whether or not covered by insurance) which is materially adverse to the business or financial condition of WMT and its Subsidiaries, taken as a whole, or made any disposition of any of its material properties or assets other than in the ordinary course of business;
(b)	Made any change or amendment in its certificate of incorporation or by-
laws, or other governing instruments;
(c)	Issued or sold any Equity Securities or other securities, acquired, directly or indirectly, by redemption or otherwise, any such Equity
Securities, reclassified, split-up or otherwise changed any such Equity
Security, or granted or entered into any options, warrants, calls or commitments of any kind with respect thereto;
(d)	Paid, discharged or satisfied any material claim, liability or obligation
(absolute, accrued, contingent or otherwise), other than in the ordinary course of business;
(e)	Prepaid any material obligation having a maturity of more than 90 days from the date such obligation was issued or incurred;
(f)	Cancelled any material debts or waived any material claims or rights, except in the ordinary course of business;

6.	Representations and Warranties of LUVT.  LUVT represents and warrants to
WMT as follows:

6.1	Organization of LUVT; Authorization. LUVT is a corporation duly organized, validly existing and in good standing under the laws of Nevada, with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of LUVT and this Agreement constitutes a valid and binding obligation of LUVT, enforceable against it in accordance with its terms.

6.2	Purchase for Investment. LUVT is purchasing the shares solely for its own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution of any portion thereof in violation of any applicable securities law.

6.3	Conflict as to LUVT. Neither the execution and delivery of this Agreement nor the performance of LUVT'S obligations hereunder will;

(a) Violate any provision of the certificate of incorporation or by-laws of LUVT; or
(b) Violate any statute or law or any judgment, decree, order, regulation or
rule of any court or other Governmental Body applicable to   LUVT.

6.4	There are no pending or threatened legal or regulatory claims, demands or liabilities of any kind or nature against LUVT or it assets other than as disclosed.

7.	Access and Reporting; Filings with Governmental Authorities.

7.1	Access. Between the date of this Agreement and the Closing Date, WMT shall, and shall cause WMT to,

(a) Give LUVT and its authorized representatives reasonable access to all plants, offices, warehouse and other facilities and properties of WMT and its Subsidiaries and to the books and records of LUVT and its Subsidiaries,
(b)  Permit LUVT to make inspections thereof, and
(c) Cause its Officers and its advisors to furnish LUVT with such financial and operating data and other information with respect to the business and properties of WMT and its Subsidiaries and to discuss with LUVT and its authorized representatives the affairs of WMT and its Subsidiaries, as LUVT may from time to time reasonably request.

7.2	Exclusivity. From the date hereof until the earlier of the Closing or the termination of this Agreement, WMT shall not solicit or negotiate or enter into any agreement with any other Person with respect to or in furtherance of any proposal for a merger or business combination involving, or acquisition of any interest in, or (except in the ordinary course of business) sale of assets by, WMT except for the acquisition of the Shares by LUVT.

7.3	Publicity. Between the date of this Agreement and the Closing Date, WMT and LUVT shall, and WMT and LUVT shall cause LUVT to, discuss and coordinate with respect to any public filing or announcement or any internal or private announcement (including any general announcement to employees) concerning the contemplated transaction.

7.4	Confidentiality. Prior to the Closing Date (or at any time if the Closing does not occur) LUVT shall keep confidential and not disclose to any Person (other than its employees, attorneys, accountants and advisors) or use (except in connection with the transactions contemplated hereby) all non-public information obtained by LUVT pursuant to Section 7.1.
Following the Closing, WMT shall keep confidential and not disclose to any Person (other than its employees, attorneys, accountants and advisors) or use (except in connection with preparing Tax Returns and conducting proceedings relating to Taxes) any nonpublic information relating to LUVT and its Subsidiaries. This Section 7.7 shall not be violated by disclosure pursuant to court order or as otherwise required by law, on condition that notice of the requirement for such disclosure is given the other party prior to making any disclosure and the party subject to such requirement cooperates as the other may reasonably request in resisting it. If the Closing does not occur, LUVT shall return to WMT, or destroy, all information it shall have received from WMT or in connection with this Agreement and the transactions contemplated hereby, together with any copies or summaries thereof or extracts there from. WMT and LUVT shall use their best efforts to cause their respective representatives, employees, attorneys, accountants and advisors to whom information is disclosed pursuant to Sections 7.1 and 7.6 to comply with the provisions of this Section 7.7.

8.	Conduct of WMT'S Business Prior to the Closing.

8.1	Operation in Ordinary Course. Between the date of this Agreement and the
Closing Date, WMT shall cause WMT and its Subsidiaries to conduct their businesses in all material respects in the ordinary course.

8.2	Business Organization. Between the date of this Agreement and the Closing
Date, WMT shall use its reasonable efforts, and shall cause WMT and each of its Subsidiaries to use its respective reasonable efforts, to

(a) Preserve substantially intact the business organization of WMT and each of its Subsidiaries and keep available the services of the present officers and employees of WMT and each of its Subsidiaries, and

(b) Preserve in all material respects the present business relationships and good will of WMT and each of its Subsidiaries.

8.3	Corporate Organization. Between the date of this Agreement and the
Closing Date, neither LUVT nor WMT without the permission of the other shall not cause or permit any amendment of the certificate of incorporation or by-laws (or other governing instrument) of WMT or any of its Subsidiaries, and shall cause WMT Inc. and each of its Subsidiaries not to:

(a) Issue, sell or otherwise dispose of any of its Equity Securities, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the issuance, sale or disposition of any of its Equity Securities;
(b)	Sell or otherwise dispose of any Equity Securities of WMT or any of its
Subsidiaries, or create or suffer to be created any Encumbrance thereon, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the sale or disposition of any Equity Securities of WMT or any of its
Subsidiaries;
(c)	Reclassify, split up or otherwise change any of its Equity Securities;
(d)	Be party to any merger, consolidation or other business combination;
(e)	Sell, lease, license or otherwise dispose of any of its properties or assets
(including, but not limited to rights with respect to patents and registered trademarks, copyrights or other proprietary rights), in an amount which is material to the business or financial condition of WMT and its Subsidiaries, taken as a whole, except in the ordinary course of business.

9.	Survival of Representations and Warranties; Indemnification.

9.1	Survival. No representation or warranty contained in this Agreement or in any certificate or document delivered pursuant hereto shall survive the Closing, except for those contained in Sections 5.1, 5.2 and 5.3 (only as to WMT), 6.1, 6.2, 6.3, and 6.4 (the Surviving Representations and
Warranties).

9.2	Indemnification by WMT. WMT shall indemnify and hold harmless LUVT and shall reimburse LUVT for, any loss, liability, damage or expense (including reasonable attorneys fees) (collectively, Damages) arising from or in connection with

(a) Any inaccuracy in any of the Surviving Representations and Warranties of WMT in this Agreement or
(b) Any failure by WMT to perform or comply with any agreement in this Agreement.

9.3	Indemnification by LUVT. LUVT shall indemnify and hold harmless
WMT, and shall reimburse WMT for, any loss, liability, damage or expense (including reasonable attorneys fees) (collectively, Damages) arising from or in connection with

	(a) Any inaccuracy in any of the Surviving Representations and Warranties of LUVT in this Agreement,
(b) Any failure by LUVT to perform or comply with any agreement in this Agreement, except that after the Closing no claim shall be made with respect to the failure to perform or comply with any agreement required to have been performed or complied with prior to the Closing Date, and
(c) Any payments made by WMT after the Closing pursuant to any guaranty by WMT of any obligation of LUVT or any of its Subsidiaries (other than as contemplated by Section 2.4). LUVT shall use its best efforts to obtain WMT'S release from any such guaranties.

10.	Termination. This Agreement may be terminated before the Closing occurs only as follows:

(a)	By written agreement of WMT and LUVT at any time.
(b)	By WMT, by notice to LUVT at any time, if one or more of the conditions specified in Section 4 is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 2.1) would otherwise occur or if satisfaction of such a condition is or becomes impossible.
(c)	By LUVT, by notice to WMT at any time, if one or more of the conditions specified in Section 3 is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 2.1), would otherwise occur of if satisfaction of such a condition is or becomes impossible.
(d)	By LUVT or WMT, by notice to the other at any time prior to May
28th, 2007.

10.1 Effect of Termination. If this Agreement is terminated pursuant to Section 10(a), this Agreement shall terminate without any liability or further obligation of any party to another.

11.	Notices.  All notices, consents, assignments and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when

(a) Delivered by hand,

(b) Sent by telex or telecopier (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or

(c) Received by the delivery service (receipt requested), in each case to the appropriate addresses, telex numbers and telecopier numbers set forth below (or to such other addresses, telex numbers and telecopier numbers as a party may designate as to itself by notice to the other parties).

	If to WMT:				7209 Foothill Blvd.
	Tujunga, CA 91042

	If to LUVT:			7209 Foothill Blvd.
	Tujunga, CA 91042

12.	Miscellaneous.

12.1	Expenses. Each party shall bear its own expenses incident to the preparation, negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder.

12.2	Captions. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this agreement.

12.3	No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

12.4	Exclusive Agreement; Amendment. This Agreement supersedes all prior agreements among the parties with respect to its subject matter and is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement among the parties with respect thereto and cannot be changed or terminated orally.

12.5 	Counterparts. This Agreement may be executed in two or more
counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

12.6	 Governing Law. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the internal law of the State of Nevada, without regard to the conflicts of law principles thereof.

12.7	 Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns, provided that neither party may assign its rights or obligations hereunder without the written consent of the other.


IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first stated above.


    /s/ L. Yvonne Vanhoek                               /s/ L. Yvonne Vanhoek
By: _________________________                      By: _________________________
       L. Yvonne Vanhoek, President                     L. Yvonne Vanhoek
       Wag My Tail, Inc.				Luvoo Int., Inc.



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